Exhibit 99.1

Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, NY 10036-2708
212 832 3232

Contact:
Robert Klemens
Vice President, Communications
212 796 9377

Cohen & Steers Raises $70 Million in Gross Proceeds from
At-the-Market Equity Offering

NEW YORK, April 22, 2024—Cohen & Steers, Inc. (NYSE: CNS) has offered and sold 1,007,057 shares of its common stock (the “Shares”) through its “at-the-market” equity offering program (the “ATM Program”). The Shares were offered and sold through BofA Securities, as sales agent, at an average price per share of $69.60. The expected net proceeds to Cohen & Steers, after deducting commissions and estimated offering expenses, are approximately $68.4 million. The sales of the Shares are expected to settle on April 24, 2024, subject to customary closing conditions. Cohen & Steers intends to use the net proceeds for general corporate purposes, including seeding track record strategies and investment vehicles.

Cohen & Steers will not offer or sell any additional shares of its common stock under the ATM Program and has terminated the program pursuant to notice delivered to BofA Securities.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

Forward-Looking Statements
This press release and other statements that Cohen & Steers may make may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE: Cohen & Steers
CONTACT: Robert Klemens Vice President, Communications
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbols: NYSE: CNS